EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post-Effective Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-182253) of New Energy Technologies, Inc. and Subsidiaries of our report dated November 27, 2013, on our audits of the consolidated balance sheets of New Energy Technologies, Inc. and Subsidiaries (“the Company”) (a development stage company) as of August 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and for the cumulative period from May 5, 1998 (inception), to August 31, 2013. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ PETERSON SULLIVAN LLP

August 22, 2014

Seattle, Washington